CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Templeton Funds of our report dated October 20, 2025, relating to the financial statements and financial highlights of Templeton Foreign Fund and Templeton World Fund, which appear in Templeton Funds’ Certified Shareholder Report on Form N-CSR for the year ended August 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Policies and Procedures Regarding the Release of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

December 23, 2025